Invesco Special ValueFund                                         SUB-ITEM 77Q3

Due to the restrictions in the format of Form N-SAR to allow reporting of information for multiple classes of shares, this exhibit provides class level information for Items 72DD, 73A, 74U and 74V.


For period ending:  7/31/2010
File number:        811-3826
Series No.:         15

72DD.  1 Total income dividends for which record date passed during the period.
         (000's Omitted)
         Class A                          $ 811
       2 Dividends for a second class of open-end company shares (000's Omitted)
         Class Y                          $   9


73A.     Payments per share outstanding during the entire current period:
         (form nnn.nnnn)
       1 Dividends from net investment income
         Class A                         0.0376
       2 Dividends for a second class of open-end company shares (form nnn.nnnn)
         Class Y                         0.0587


74U.   1 Number of shares outstanding (000's Omitted)
         Class A                         22,314
       2 Number of shares outstanding of a second class of open-end company shares (000's Omitted)
         Class B                          2,760
         Class C                          2,153
         Class Y                            223


74V.   1 Net asset value per share (to nearest cent)
         Class A                        $ 12.12
       2 Net asset value per share of a second class of open-end company shares
         (to nearest cent)
         Class B                         $ 9.88
         Class C                         $ 9.90
         Class Y                        $ 12.85